Preferred Apartment Communities, Inc. Names Joel T. Murphy Chief Executive Officer, effective January 1, 2020

Atlanta, GA, October 14, 2019

Preferred Apartment Communities, Inc. (NYSE:APTS) ("PAC" or the "Company") today announced that its Board of Directors has unanimously elected Joel T. Murphy as Chief Executive Officer, effective as of January 1, 2020. Mr. Murphy will continue as a member of the Board, where he has served since May 2019. Mr. Murphy succeeds PAC's current CEO and Chairman of the Board, Daniel M. DuPree, who will remain with the Company as Executive Chairman of the Board.

Prior to his appointment as Chief Executive Officer of the Company, Mr. Murphy has served as Chief Executive Officer of New Market Properties, LLC, a wholly-owned subsidiary of the Company since September 1, 2014 and as Chair of the Investment Committee for the Company since June 2018. Mr. Murphy has over 30 years of experience as an executive officer, principal and advisor in retail and multifamily projects, portfolios and investments. Mr. Murphy served as President of the Retail Division of Cousins Properties Incorporated, as well as a member of its investment committee, from 1995 to 2008.

Mr. Murphy and Mr. DuPree have worked together since 1988. First, at New Market Development Company from 1988 to 1992, then at Cousins Properties Incorporated from 1992 to 2008. Mr. DuPree joined PAC in 2011 and Mr. Murphy later joined PAC in 2014.

Daniel M. DuPree, Chairman and Chief Executive Officer of PAC said, "Joel is a highly respected and seasoned leader who has spent over 30 years building a reputation for consistent, creative and well executed business strategies and real estate transactions. Joel's track record of achievement in running and growing our New Market subsidiary has been exemplary, in taking the business to where it stands today and in developing the team at every step along the way. Joel's commercial acumen, operational discipline, ability to attract and retain talent, and strategic executive experience make him the ideal leader for PAC."

Joel Murphy added, "I am honored to have been elected as PAC’s next Chief Executive Officer and I look forward to working with the Board, our experienced leadership team and our talented associates across all of our platforms to execute our business strategies."

Howard McLure, Lead Independent Director of the Company's Board said, "These changes at this time are the result of a well-planned natural succession plan for the Company. With Joel's leadership as CEO and Dan's continued contributions as Executive Chairman of the Board, the Company's Board of Directors believe PAC is well positioned for success in the future."

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of forward-looking terminology such as "may", "trend", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "goals", "objectives", "outlook" and similar expressions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, those disclosed in PAC's filings with the Securities and Exchange Commission. PAC undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to own and operate multifamily properties and, to a lesser extent, own and operate grocery anchored shopping centers, class A office buildings, and student housing properties.  As part of our business strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make real estate related loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the development of multifamily communities.  As a secondary strategy, we may acquire or originate senior mortgage loans, subordinate loans or real estate loans secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest a lesser portion of our assets in other real estate related investments, including other income-producing property types, senior mortgage loans, subordinate loans or real estate loans secured by interests in other income-producing property types, membership or partnership interests in other income-producing property types as determined by our manager as appropriate for us.  At June 30, 2019, the Company was the approximate 98.1% owner of Preferred Apartment Communities Operating Partnership, L.P., the Company's operating partnership.  Preferred Apartment Communities, Inc. has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended, commencing with its tax year ended December 31, 2011.  Learn more at www.pacapts.com.

Additional Information

The SEC has declared effective the registration statement (including prospectus) filed by the Company for each of the offerings to which this communication may relate. Before you invest, you should read the final prospectus, and any prospectus supplements, forming a part of the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering to which this communication may relate. In particular, you should carefully read the risk factors described in the final prospectus and in any related prospectus supplement and in the documents incorporated by reference in the final prospectus and any related prospectus supplement to which this communication may relate. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company or its dealer manager, Preferred Capital Securities, LLC, with respect to PAC's mShares Redeemable Preferred Stock Offering and Series A Redeemable Preferred Stock and Warrant Unit Offering, will arrange to send you a prospectus if you request it by calling Leonard A. Silverstein at (770) 818-4100, 3284 Northside Parkway NW, Suite 150, Atlanta, Georgia 30327.

The mShares Redeemable Preferred Stock Offering prospectus, dated January 19, 2017, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183217000008/a424prospectus-mshares1.htm

The Series A Redeemable Preferred Stock and Warrant Unit Offering prospectus, dated March 16, 2017, can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1481832/000148183217000061/a424prospectus-15bseriesar.htm

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.
Leonard A. Silverstein 770-818-4147

President and Chief Operating Officer
Email: lsilverstein@pacapts.com